UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2010

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

25 Minneakoning Road
Flemington, New Jersey 08822
(Address of principal executive offices) (Zip Code)

(908) 782-3431
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

          On December 7, 2009, NovaDel Pharma Inc., a Delaware corporation (the “Company”), as tenant, entered into a lease agreement (the “Lease Agreement”) with Regus Management Group LLC (“Regus”), as landlord, effective as of February 1, 2010 (the “Effective Date”), relating to the rental of approximately 5,000 square feet of office space located at Bridgewater Center 1180, 1200 US Route 22 East, Suite 2000, Bridgewater, New Jersey 08807. The Company expects to move its headquarter to such location on or after the Effective Date.

          The term of the Lease Agreement will begin on the Effective Date and will continue for one (1) year with the option to renew for additional successive one (1) year terms. The Lease Agreement provides for total annual base rental payments of $42,480, payable monthly in the amount of $3,540 per month. In addition, the Company is required to pay a service retainer with the initial monthly payment in an amount equal to $7,080.

          This summary description of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the Lease Agreement, which is filed as an Exhibit hereto and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

          (d) Exhibits.

Exhibit No.	Description

10.1	Lease Agreement, dated as of December 7, 2009 and effective as of February 1, 2010, by and between Regus Management Group, LLC, as Landlord, and NovaDel Pharma, Inc., as Tenant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	President and Chief Executive Officer,
Interim Chief Financial Officer and
Secretary

Date: January 14, 2010